SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): October 18, 2002

THE MORGAN GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other Jurisdiction of Incorporation)	1-13586 (Commission File Number)	22-2902315 (IRS Employer Identification)

2746 Old U.S. 20 West Elkhart, Indiana (Address of Principal Executive Offices)	46514-1150 (Zip Code)

Registrant's Telephone Number, Including Area Code: (574) 295-2200

Item 3.             Bankruptcy or Receivership

            On October 18, 2002, The Morgan Group, Inc. (the "Company") and two of its operating subsidiaries (collectively, the "Debtors") filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code (the "Cases") in the United States Bankruptcy Court for the Northern District of Indiana, South Bend Division. The Debtors intend to conduct an orderly liquidation of their assets.

              The Cases have been assigned to Judge Harry C. Dees and designated as case numbers 02-36046 (the Company), 02-36049 (Morgan Drive Away, Inc., a subsidiary of the Company) and 02-36050 (TDI, Inc., a subsidiary of the Company). The Cases have been consolidated and will be administered jointly pursuant to an order of the Bankruptcy Court entered October 23, 2002. Each of the Debtors continues to manage its property as a Debtor-in-Possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. The Company ceased operations on October 3, 2002, when its liability insurance expired and it was unable to secure replacement insurance.

Cautionary Statement for Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995.

            This report may contain forward-looking statements, including statements regarding the prospective adequacy of the Company's liquidity and capital resources in the near term. From time to time, the Company may make other oral or written forward-looking statements regarding its anticipated operating revenues, costs and expenses, earnings and other matters affecting its operations and condition. Such forward-looking statements are subject to a number of material factors, which could cause the statements or projections contained therein, to be materially inaccurate. Such factors include, without limitation, the risk of declining production in the manufactured housing industry; the risk of losses or insurance premium increases from traffic accidents; the risk of loss of major customers; risks that the Company will not be able to attract and maintain adequate capital resources; risks of competition in the recruitment and retention of qualified drivers in the transportation industry generally; risks of acquisitions or expansion into new business lines that may not be profitable; risks of changes in regulation and seasonality of the Company's business. Such factors are discussed in greater detail in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

SIGNATURES

Pursuant to requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this current report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 31, 2002	THE MORGAN GROUP, INC.

/s/ Gary J. Klusman Gary J. Klusman Executive Vice President Finance & Administration